PROSPECTUS Dated June 11, 2002                               Amendment No. 1 to
PROSPECTUS SUPPLEMENT                               Pricing Supplement No.64 to
Dated June 12, 2002                        Registration Statement No. 333-83616
                                                            Dated July 10, 2003
                                                                 Rule 424(b)(3)

                                 Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                Euro Floating Rate Senior Bearer Notes Due 2008

                                 -------------

     We, Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.), may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2008) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the UK Listing Authority for the notes to be admitted to the Official List of the UK Listing Authority and to the London Stock Exchange plc for the notes to be admitted to trading on the London Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:                    U.S.$250,000,000

Maturity Date:                       May 14, 2008

Settlement Date (Original
   Issue Date):                      July 21, 2003

Interest Accrual Date:               July 21, 2003

Issue Price:                         100.118%

Specified Currency:                  U.S. Dollars

Redemption Percentage
   at Maturity:                      100%

Base Rate:                           LIBOR

Spread (Plus or Minus):              Plus 0.40% per annum

Spread Multiplier:                   N/A

Index Currency:                      U.S. Dollars

Index Maturity:                      3 Months, except that for the short
                                     first coupon the Index Maturity will
                                     be interpolated between 2 weeks and
                                     1 month.

Reporting Service:                   Telerate (Page 3750)

Maximum Interest Rate:               N/A

Minimum Interest Rate:               N/A

Initial Interest Rate:               1.5%

Initial Redemption Date:             N/A

Initial Redemption
   Percentage:                       N/A

Annual Redemption
   Percentage Reduction:             N/A

Optional Repayment
   Date(s):                          N/A

Interest Payment Dates:              Each February 14, May 14, August 14
                                     and November 14, commencing August
                                     14, 2003; provided that if any such day
                                     (other than the Maturity Date) is not a
                                     business day, that interest payment date will be the next succeeding day that is a business day, unless that succeeding business day would fall in the next calendar month, in which case such interest payment date will be the immediately preceding business day.
                                     There will be a short first coupon for
                                     the period from, and including, July 21, 2003 to, but excluding, August 14, 2003
                                     (the "short first coupon").

Interest Payment Period:             Quarterly

Interest Reset Dates:                Each interest payment date

Interest Reset Period:               Quarterly

Interest Determination
   Dates: The second London banking day immediately preceding each interest reset date

Calculation Agent:                   JPMorgan Chase Bank (formerly
                                     known as The Chase Manhattan
                                     Bank) (London Branch)

Business Days:                       London and New York

Denominations:                       U.S.$100,000

Temporary Common Code:               017282310

Temporary ISIN:                      XS0172823105

Permanent Common Code:               016837393

Permanent ISIN:                      XS0168373933

Other Provisions:                    See below

         Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY

ING                                                     KBC INTERNATIONAL GROUP

Supplemental Information Concerning Plan of Distribution:


     We will issue these notes in temporary global bearer form with the Temporary ISIN XS0172823105 and Temporary Common Code 017282310. Once these notes have been exchanged for notes in permanent global bearer form, on or about August 30, 2003, they will be combined with our Global Medium-Term Notes, Series D, Euro Floating Rate Senior Bearer Notes Due 2008, issued on May 14, 2003,with the ISIN XS0168373933 and the Common Code 016837393, and offered pursuant to pricing supplement No. 50, dated May 2, 2003, to the prospectus dated June 11, 2002 and the prospectus supplement dated June 12, 2002. Following the exchange, both these notes and the notes issued on May 14, 2003, in a combined aggregate principal amount of U.S.$750,000,000, will bear the ISIN XS0168373933 and the Common Code 016837393.

     On July 10, 2003, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.868% which we refer to as the "purchase price." The purchase price equals the stated issue price of 100.118% less a combined management and underwriting commission of .25% of the principal amount of the Euro Floating Rate Senior Bearer Notes Due 2008.

                                                             Principal Amount of
                                                            Senior Floating Rate
Name                                                                Notes
----                                                        --------------------
Morgan Stanley & Co. International Limited...............     U.S.$245,000,000
ING Bank NV..............................................            2,500,000
KBC Bank NV..............................................            2,500,000
                                                              ----------------
        Total............................................     U.S.$250,000,000
                                                              ================